Employment Agreement




         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 20 day of March, 1997 (the "Effective Date") by and between COVOL Technologies, Inc., a Delaware corporation (the "Company"), and Max E. Sorenson ("Employee"). The Company and Employee are sometimes later in this Agreement collectively referred to as the "Parties."


                                                          RECITALS


         This Agreement is entered into with reference to the following facts, definitions and objectives:

         NOW, THEREFORE, in Consideration of this Agreement and of the covenants contained in this Agreement, the Parties agree as follows:

         1.       Employment and Positions.

                  (a) Position. The Company employs Employee and the Employee accepts employment by the Company as Vice President of the Company for the Period of Employment specified in Paragraph 4 ("Period of Employment").

         2. Services to be Rendered. Employee shall, during the period of Employment, serve the Company in the position set forth in Paragraph 1 ("Employment") diligently, competently and in conformance with the corporate policies of the Company. Employee shall be free to conduct investment activities that do not conflict or interfere with the performance of his duties under this Agreement including but not limited to those contained in Paragraph 13. Performance of the required services will in no way require Employee to use confidential information obtained from his previous employer.

         In fulfilling his duties and responsibilities under this Agreement, Employee shall report to the President and Chief Executive Officer of the Company.

         3. Period of Employment. Employee's employment by the Company pursuant to this Agreement shall, unless sooner terminated as provided in this Agreement, be for a term of three (3) years, commencing as of the 1 day of April 1997, and ending with the close of "business on the 1 day of April, 2000 (the "Period of Employment").

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         4. Base Salary.  During the first twelve months of this Agreement,  the
Employee's regular salary, before all customary and proper taxes, shall be no less than $6,667.00 per month payable bi-weekly. During the second twelve months of this Agreement, the Employee's regular salary, before all customary and proper taxes, shall be no less than $10,833.00 per month payable bi-weekly. During the last twelve months of this Agreement, the Employee's regular salary, before all customary and proper taxes, shall be no less than $10,833.00 per month payable bi-weekly. The car allowance and cost of term life insurance shall be added to the base salary.

         5. Incentive Bonus. During the Period of Employment, Employee shall be entitled to receive a bonus pursuant to the Company's bonus plan as in effect from time to time.

         6. Stock Options. Stock Options shall be issued pursuant and subject to the provisions outlined below or as otherwise mutually agreed to.

                  (a) Purchase Price. The purchase price per share for the shares subject to the Stock Option will be One Dollar and Fifty Cents ($1.50) per share.

                  (b) Number of Shares. The Stock Options will be for Fifty Thousand (50,000) shares of the Company's Common Stock (the "Optioned Shares").

                  (c) Exercise Periods. The Optioned Shares will vest and be exercisable as follows: (1) Twenty Five Thousand (25,000) Optioned Shares will be vested on April 1, 1997. Twelve Thousand Five Hundred (12,500) on the first anniversary date of Employment, and Twelve Thousand Five Hundred (12,500) on the second anniversary date of Employment. Once vested, the Optioned Shares may be exercised in whole or in part at any time, subject to the limitations within which the exercise of the Options must occur.

                  (d) Vesting of Options in Event of Disability or Death. In the event of disability or death of the employee any nonvested Stock Options shall vest effective as of the date of the disability or the death of employee. In the event of Employee's disability or death, the Employee, heirs or estate of Employee, as the case may be, may exercise any unexecuted options at any time subject to the time limitations within which exercise of options must occur.

                  (e) Additional Stock Options. Employee shall also be eligible to receive additional stock options during the Period of Employment pursuant to a stock option bonus plan as may from time to time be in effect.

         7. Other Benefits. In addition to the benefits previously set forth in this Agreement, Employee shall, during the Period of Employment, be entitled to the benefits described below, and as concerns all such benefit programs where years of service are a factor, to the extent permitted by law, Employee shall be given credit for his years of service with the Steel Industry.

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                  (a)  Car  Allowance.  Employee  shall  be paid a  monthly  car allowance in the amount of Five Hundred and Fifty Dollars ($550).

                  (b) Vacation. During the Period of Employment, Employee shall be entitled to not less than Four (4) weeks of paid vacation during each calendar year occurring during the Period of Employment and that amount of vacation provided to other senior executive officers of the Company. Upon termination of Employee's employment under this Agreement, Employee shall be paid for any unused vacation in the year in which the termination occurred.

                  (c) Sick Leave. Sick leave time that is reasonable under the circumstances and that is consistent with the Company's policies and procedures, as the same may be changed, modified or terminated for all participants from time to time.

                  (d) Insurance. The Company shall pay the premium for and provide life, disability, medical, and dental benefits for the Employee and his family. Said insurance shall be provided with no lapse in coverage between the time Employee's insurance benefits with prior employer terminate and the time Employee's insurance benefits from the Company begin. All preexisting conditions are be covered to the extent that they are not covered by the prior employer. Life insurance \ Disability insurance will be provided as is typical for Officers in the Steel Industry.

                  (e) Retirement Plan. Participation in the Company's Retirement Plans in accordance with the terms and provisions and applicable law, as the same may be implemented, changed, amended, or terminated from time to time. Employee shall become eligible to participate in the Company's Retirement Plans as of April 1, 1997 or as the effective date of implementation of such plans whichever as later.

                  (f) Other Miscellaneous Benefits. The Company shall pay or reimburse Employee for the following miscellaneous benefits:

                           (i)  annual  dues  for   association  membership  for
relevant professional groups; and

                           (ii) subscription  and  purchase  of books, journals,
and publications which relate to job duties and responsibilities.

         8. Termination of Employment By the Company. Anytime in this Agreement to the contrary notwithstanding, the Company shall have the following rights with respect to termination of Employee's employment:

                  (a) Cause. Employee's employment may be terminated for Cause. For purpose of this Agreement, "Cause" shall mean and refer to a determination made in good faith by the Company's Board of Directors that:

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                           (i)     Employee has been convicted of or has entered
a plea of guilty or nolo contendere to a felony or to any other crime, which other crime is punishable by incarceration for a period of one (1) year or longer, or which is a crime involving moral turpitude:

                           (ii)    There  has been  a  theft,  embezzlement,  or
other criminal misappropriation of funds by Employee, whether from Company or any other person;

                           (iii)    Employee has  willfully failed or refused to
follow reasonable written policies or directives established by the Board of Directors or the Chief Executive Officer of the Company, or Employee has willfully failed to attend to material duties or obligations of his office (other than any such failure resulting from Employee's incapacity due to physical or mental illness which is a cause or manifestation of Employee's disability), which failure or refusal continues for thirty (30) days following delivery of a written demand from the Company's Chief Executive Officer for performance to Employee identifying the manner in which Employee has failed to follow such policies or directives or to preform such duties.

Termination pursuant to this Paragraph 8(a) shall be effective as of the effective date of the notice by the Board of Directors to Employee that it has made the required determination, or at such other subsequent date, if any, specified in such notice.

                           (b)      Death. If  Employee dies  during the term of
this Agreement, his personal representative or designated survivor shall be entitled to receive all of the salary and benefits provided hereunder for the remaining term of this Agreement.

         9.       Termination of Employment by Employee.

                           (a)      With Good Reason.    Employee shall have the
right to terminate his employment under this Agreement at any time for Good Reason, provided Employee has delivered written notice to the Company which briefly describes the facts underlying Employee's belief that "Good Reason" exists and the Company has failed to cure such situation within thirty (30) days after effective date of such notice. For purposes of this Agreement, "Good Reason" shall mean and consist of:

                                    (i)     a material  breach by the Company of
its obligations under this Agreement;

                                    (ii)    without  Employee's   prior  written
consent, the assignment to Employee of duties that are materially inconsistent with, or that constitute a material alteration in the status of his responsibilities set forth in this Agreement, as a Vice President of the Company;

                                    (iii)   a  reduction   by  the  Company   of
Employee's Base Salary below the Base Salary set forth in Paragraph 4 ("Base Salary")'

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                                    (iv)    without  Employee's  prior   written
consent, the transfer or relocation of Employee pace of employment to any place other than the Salt Lake City/Provo metropolitan area, except for reasonable travel on the business of the Company; or

                                    (v)     upon the  consummation of  a sale of
all or substantially all of the assets of the Company not in the usual or regular course of the business of the Company in which sale the acquiring company did not assume all of the obligations of the Company under this Agreement.

                           (b)      Without  Good  Reason.  With  not less  than
sixty (60) days prior written notice (which notice shall specify the date of termination), Employee shall have the right to terminate his employment under this Agreement without Good Reason.

         10.      Effect of Termination.

                  Certain Insurance Benefits. If the employment of Employee is terminated by the Company without Cause, or due to the death or disability of Employee, or by Employee With Good Reason, the Company shall pay the insurance premium payable by Employee or his heirs, as the case may be, for continued insurance coverage under the insurance policies or programs of the Company pursuant to COBRA for or with respect to the first twelve (12) months of such COBRA coverage.

         11. Severance Pay. If the Employee does not continue in the employ of the Company after the termination of this Agreement, whether or not the Employee is offered continued employment by the Company, Company shall pay to the Employee, no later than April 1, 2000, the sum of one years annual wages. The Employee shall not be required to mitigate the amount of the payment provided for in this section by seeking other employment or otherwise; nor shall the amount of the payment be reduced by any compensation earned by the Employee as the result of employment by another employer after termination or otherwise.

         12. Signing Bonus. The Employee shall be entitled to a Signing Bonus at $50,000 to be paid in four (4) equal installments of $12,500 beginning with the first paycheck in April 1997. The remaining installments shall be paid in the first pay check in July, October and December 1997.

            13. Outside Interests. It is recognized that the Employee has outside interests in Ferro Resources LLC which previously entered into joint venture agreements with Covol for two coal fines processing facilities. Employee is also involved in activities related to limestone and iron ore processing in Utah and processing of hot rolled coils . Covol is aware of these activities and does not wish to pursue them. Such activities will not materially detract from the Employee meeting his obligations sited in Paragraph 2.

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Employee:                                     COVOL TECHNOLOGIES,INC.



By:__________________                         By:__________________
    Max E. Sorenson                              Brent M. Cook, President



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